As filed with the Securities and Exchange Commission on January 7, 2011
Registration No. 333-60203

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Abercrombie & Fitch Co.
(Exact name of registrant as specified in its charter)

Delaware	31-1469076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6301 Fitch Path, Delaware, Ohio	43054
(Address of Principal Executive Offices)	(Zip Code)
Abercrombie & Fitch Co. Savings and Retirement Plan
Abercrombie & Fitch Co. Associate Stock Purchase Plan
(Full title of the plans)
Jonathan E. Ramsden
Abercrombie & Fitch Co.
6301 Fitch Patch
New Albany, Ohio 43054
Tel. No.: (614) 283-6500
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Elizabeth Turrell Farrar, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
(614) 464-6400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF CERTAIN SECURITIES
On July 30, 1998, Abercrombie & Fitch Co. (the “Registrant”) filed a Registration Statement on Form S-8 (Registration No. 333-60203) (the “Registration Statement”) pursuant to which the Registrant registered under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 500,000 shares of Class A Common Stock, $0.01 par value per share (the “Common Stock”), of the Registrant to be offered or sold pursuant to the Abercrombie & Fitch Co. Savings and Retirement Plan (the “Savings Plan”) (as to which 250,000 of the shares of Common Stock subject to the Registration Statement were registered for issuance) and the Abercrombie & Fitch Co. Associate Stock Purchase Plan (the “Stock Purchase Plan”) (as to which 250,000 of the shares of Common Stock subject to the Registration Statement were registered for issuance), and each of the Savings Plan and the Stock Purchase Plan registered under the Securities Act an indeterminate amount of interests in the Savings Plan or the Stock Purchase Plan, as appropriate. On May 24, 1999, the Registrant filed Post-Effective Amendment No. 1 to the Registration Statement in order to include among the securities being registered Series A Participating Cumulative Preferred Stock Purchase Rights (the “Rights”) related to the shares of Common Stock registered on the Registration Statement.
The Savings Plan was frozen in 2005 and no additional securities have been or could be sold under the Savings Plan after such time. Therefore, the offering with respect to the Savings Plan was terminated in 2005.
In addition, based upon and consistent with SEC Release No. 33-4790 (July 13, 1965), the Registrant’s involvement in the Stock Purchase Plan has been and continues to be sufficiently limited so that the Registrant has not been and will not be considered to be offering or soliciting an offer from the employees (associates) of the Registrant and its subsidiaries to buy the Registrant’s securities under the Stock Purchase Plan. Under the terms of the Stock Purchase Plan, participating associates may choose to have money deducted from their paychecks, which money is then forwarded to a third-party custodian, who in turn purchases shares of Common Stock for the participating associates on the open market at market price. The Registrant’s involvement in the Stock Purchase Plan is limited to facilitating payroll deductions and paying the commissions and other fees payable to the third-party custodian.
Accordingly, the Registration Statement (as previously amended by Post-Effective Amendment No. 1 thereto) is hereby amended by this Post-Effective Amendment No. 2 to remove from registration all interests in the Savings Plan, all interests in the Stock Purchase Plan and all shares of Common Stock and related Rights, in each case previously registered for offering or sale pursuant to the Savings Plan or the Stock Purchase Plan, as appropriate, which remain unsold and unissued.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on January 7, 2011.

ABERCROMBIE & FITCH CO.

By:	/s/ Jonathan E. Ramsden

Printed Name: Jonathan E. Ramsden
	Title:	Executive Vice President and Chief Financial Officer
No other person is required to sign this Post-Effective Amendment No. 2 on behalf of the Registrant in reliance upon Rule 478 under the Securities Act.
The Plans. Pursuant to the requirements of the Securities Act of 1933, the administrator of each of the Abercrombie & Fitch Co. Savings and Retirement Plan and the Abercrombie & Fitch Co. Associate Stock Purchase Plan has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on January 7, 2011.

ABERCROMBIE & FITCH CO.
SAVINGS AND RETIREMENT PLAN

By:	/s/ Kevin Flatley

Printed Name: Kevin Flatley
	Title:	Vice President — Compensation and Benefits
Abercrombie & Fitch Co.

ABERCROMBIE & FITCH CO.
ASSOCIATE STOCK PURCHASE PLAN

By:	/s/ Kevin Flatley

Printed Name: Kevin Flatley
	Title:	Vice President — Compensation and Benefits
Abercrombie & Fitch Co.

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